EXHIBIT 99.2

GOLDEN MINERALS REPORTS SECOND QUARTER 2010

GOLDEN, CO — (MARKETWIRE) — August 5, 2010 — Golden Minerals Company (“Golden Minerals” or the “Company”) (NYSE Amex: AUMN) (TSX: AUM) announces results for the second quarter 2010.

Second Quarter 2010 Financial Results

For the second quarter 2010, Golden Minerals recorded a net loss of $3.6 million, which included among other items, $7.0 million in revenue net of associated costs for management services, offset by $2.9 million of exploration expense, $3.5 million of expense related to El Quevar feasibility study work and $2.1 million of administrative expense.

At June 30, 2010, Golden Minerals’ aggregate cash and short-term investments totaled $39.8 million, which includes $33.8 million of cash and cash equivalents and $6.1 million in short term investments consisting of US treasury securities. At March 31, 2010, the Company’s cash and short-term investments totaled $45.9 million.

Effective June 30, 2010, Golden Minerals and Sumitomo agreed to terminate the San Cristóbal Management Agreement six months earlier than provided by the terms of the agreement.  As a result of the termination of the Management Agreement the Company received a net payment from Sumitomo of $3.2 million.

For the remaining six months of 2010, Golden Minerals expects to spend up to approximately $19.0 million on completion of a feasibility study on the El Quevar project, including construction of an underground drift and related infrastructure, $4.0 million to fund targeted exploration projects in Mexico, Argentina and Peru, $2.0 million on generative exploration projects and property holding costs and $3.5 million on general and administrative costs.  The Company plans to fund these expenditures from existing cash and investment balances.

Exploration Update

During the second quarter and first six months of 2010, Golden Minerals continued to advance the El Quevar project in northwestern Argentina. Additional drilling was completed, primarily focused on extending and further defining the strike extensions of the high grade Yaxtché deposit and on providing infill drill intercepts to support and update resource estimations.  The Yaxtché deposit remains open along strike, both to the east and to the west under a post mineral cover, and up and down dip. Through July 27, 2010, the Company has drilled a total of 242 holes totaling approximately 50,000 meters at the El Quevar project, which includes 22 holes drilled during the second quarter of 2010, totaling approximately 6,350 meters and 39 holes drilled during the first six months of 2010, totaling approximately 10,930 meters.

The Yaxtché deposit is one of 13 targets identified to date at the El Quevar project.  Results from an initial drill program previously were reported for the Quevar Norte area, located three kilometers north of the Yaxtché deposit, where three of the six holes drilled intersecting silver mineralization of greater than 100 grams per tonne, including

Hole QND-002, which averaged 1,289 grams per tonne over an intercept of 28 meters.  Drilling is now underway at the Mani target, located southwest of the Yaxtché deposit.

The Company commenced construction of a production quality underground development drift and related infrastructure at the Yaxtché deposit, with the intention of accessing the deposit from underground as part of the feasibility study currently underway.  The feasibility study is expected to be completed by the end of 2010.

In addition to the El Quevar Project, Golden Minerals continued to advance exploration programs in Mexico and Peru. At the Zacatecas project in Mexico, an initial 24 hole drill program, totaling 5,900 meters, was completed at the Panuco target located in the northern part of the project. Results previously reported indicated significant intercepts of high grade silver mineralization with gold values in epithermal veins. Hole PA-24, which was the last hole drilled in the initial drill program, contained silver values from trace up to 1,220 grams per tonne and gold values from trace to 2.47 grams per tonne, with a 3.14 meter intercept of 386 grams per tonne of silver and 0.27 grams per tonne of gold.

The Company also completed an initial drill test consisting of approximately 3,000 meters in nine holes at the San Pedro de Hercules target in the southern part of the Zacatecas project, and were successful in intercepting veins and mineralized zones, including 1.0 meter averaging 0.186  grams per tonne gold, 1,200 grams per tonne silver, 2.17% zinc and 0.77% lead in hole PJ-10-03; 0.8 meters averaging 0.46 grams per tonne gold, 317 grams per tonne silver, 1.47% copper, 0.95% zinc and 1.45% lead in hole PJ-10-06; and 3.47 meters containing 1.41 grams per tonne gold and 121 grams per tonne silver, 0.39% lead and 0.5% zinc in hole PJ 10-09, the most recent hole. Drilling is currently underway at the El Cristo target in the central part of the Zacatecas project, which is directly northeast of the Veta Grande silver vein system.

Permit approvals have been received for exploration programs at the Matehaupil and La Pinta projects in Zacatecas, Mexico.  Drill roads and platforms are now being constructed with an initial 12 hole drill program scheduled to be underway by early August at Matehuapil. Drilling is planned to begin in August at La Pinta which is approximately six kilometers south of Goldcorp’s Peñaquito Mine and about 47 kilometers north of Goldcorp’s Camino Rojo discovery

A total of approximately 3,000 meters of drilling in twenty holes was completed at the Palca project in southern Peru, where the Company intersected silver and base metal mineralization in five different veins, including 1.1 meters containing 18.5 grams per tonne silver, 2.18% lead and 1.7% zinc in hole PA-001; 1.2 meters averaging 30 grams per tonne silver, 1.51% lead and 2.7% zinc in hole PA-003; 4.2 meters averaging 0.65 grams per tonne gold, 0.25% lead and 2.58% zinc in drill hole PA-004 on the Quilca vein; and 13.25 meters averaging 0.33 grams per tonne gold, 0.57% lead and 2.44% zinc in hole PA-011 on the Dina vein.

All drill assays and intercepts for the holes at the El Quevar project, the Zacatecas project, San Pedro de Hercules target and the Palca project, for which we have received and verified results, will be available at http://www.goldenminerals.com/.

Review by Qualified Person, Quality Control and Reports

Results of the Company’s drilling program have been reviewed, verified, and compiled under the direction of the Company’s Senior Vice President of Exploration, Robert Blakestad, M.Sc., P.Geo, L.P.G., a Qualified Person for the purpose of NI 43-101.  Mr. Blakestad has over 35 years of mineral exploration experience, is a Professional Geoscientist registered in Nova Scotia and a Licensed Professional Geologist in the state of Washington.

Drill intercept lengths are down-hole lengths reflecting apparent with true widths ranging from 80% to 95% of the reported down-hole lengths widths of mineralization.

To ensure reliable sample results, Golden Minerals uses a quality assurance/quality control program that monitors the chain-of-custody of samples and includes the insertion of blanks, duplicates, and certified reference standards in each batch of samples. Core is photographed and sawn in half with one half retained in a secured facility for verification purposes. Sample preparation (crushing and pulverizing) is performed at an independent ISO 9001:2001 certified laboratory. Prepared samples are direct-shipped to ISO 9001:2001 certified laboratories. Pulp splits of mineralized intervals are re-assayed at certified independent referee laboratories.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the advancement of its pipeline of exploration projects in Mexico and South America. The Company has a portfolio of 30 exploration projects, including the feasibility stage El Quevar project in the Salta Province of northwestern Argentina, and advanced stage drilling projects in Mexico and Peru. The Company’s experienced management team has proven in-house ability to explore, develop and operate mining projects.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the anticipated expenditures during the remainder of 2010 on the El Quevar feasibility study, targeted and generative exploration, property holding costs, and general and administrative costs.  These statements are subject to risks and uncertainties, including results of exploration; whether continued exploration results will support engineering and other feasibility work on El Quevar; changes in geological interpretations, including the interpretations regarding the westward extension, continuity and strike length of the Yaxtché deposit, including changes resulting from additional drilling, exploration or feasibility work; whether exploration results will be indicative of future exploration results; delays in construction of the drift at El Quevar, feasibility study work, exploration at targeted projects and generative exploration, uncertainties regarding whether the results of additional exploration at the Company’s projects or feasibility work at El Quevar will be positive; unexpected increases in costs of materials and supplies used in exploration activities; fluctuations in silver and other metal prices; technical and permitting issues; title problems; and the ability and success of the Company to continue raising adequate capital and implementing its plans.  Golden Minerals Company assumes no obligation to update this information. Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K for the year ended December 31, 2009.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Jerry W. Danni

(303) 839-5060

Executive Vice President

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

(Unaudited)

	June 30,	December 31,
	2010	2009
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$33,764	$8,570
Investments	6,065	444
Trade receivables	91	1,460
Prepaid expenses and other assets	1,969	2,087
Total current assets	41,889	12,561
Property, plant and equipment, net	9,343	7,774
Assets held for sale	538	813
Prepaid expenses and other assets	588	552
Total assets	$52,358	$21,700
Liabilities and Equity
Current liabilities
Accounts payable and other accrued liabilities	$2,357	$2,428
Other current liabilities	63	63
Total current liabilities	2,420	2,491
Other long term liabilities	626	651
Total liabilities	3,046	3,142

Commitments and contingencies
Equity
Common stock, $.01 par value, 50,000,000 shares authorized; 9,271,286 and 3,238,615 shares issued and outstanding	93	32
Additional paid in capital	80,225	37,854
Accumulated deficit	(30,945)	(20,276)
Accumulated other comprehensive income (loss)	(61)	154
Parent company’s shareholder’s equity	49,312	17,764
Noncontrolling interest in subsidiaries	—	794
Total equity	49,312	18,558
Total liabilities and equity	$52,358	$21,700

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars)

(Unaudited)

				For The Period	For The Period
	Three Months Ended		Six Months	March 25, 2009	January 1, 2009
	June 30		Ended	Through	Through
	2010	2009	June 30, 2010	June 30, 2009	March 24, 2009
	(Successor)				(Predecessor)
	(in thousands, except share data)
Revenue:
Management service fees	$7,945	$3,147	$11,118	$3,358	$1,350
Costs and expenses:
Costs of services	(918)	(1,004)	(2,535)	(1,084)	—
Exploration expense	(2,912)	(3,021)	(6,138)	(3,469)	(3,482)
El Quevar feasibility	(3,504)	—	(5,973)	—	—
Administrative expense	(2,131)	(2,980)	(4,427)	(3,336)	(4,779)
Stock based compensation	(778)	(609)	(1,300)	(609)	(2,717)
Depreciation, depletion and amortization	(335)	(143)	(444)	(152)	(102)
Total costs and expenses	(10,578)	(7,757)	(20,817)	(8,650)	(11,080)
Loss from operations	(2,633)	(4,610)	(9,699)	(5,292)	(9,730)
Other income and expenses:
Interest and other income	(8)	166	675	290	1,010
Royalty income	159	127	159	127	88
Interest and other expense	(153)	—	(279)	—	(345)
Loss on sale of asset	—	(180)	—	(180)	—
Gain (loss) on foreign currency	(1)	90	12	94	(13)
Gain on extingushment of debt	—	—	—	—	248,165
Loss on auction rate securities	—	(1,332)	—	(1,332)	(828)
Reorganization costs, net	—	(565)	—	(668)	(3,683)
Fresh start accounting adjustments	—	—	—	—	9,122
Total other income and expenses	(3)	(1,694)	567	(1,669)	253,516
Income (loss) from continuing operations before income (taxes) benefit	(2,636)	(6,304)	(9,132)	(6,961)	243,786
Income taxes	(994)	(187)	(1,537)	(213)	(165)
Net income (loss) from continuing operations	(3,630)	(6,491)	(10,669)	(7,174)	243,621
Income (loss) from discontinued operations	—	—	—	—	(4,153)
Net income (loss)	$(3,630)	$(6,491)	$(10,669)	$(7,174)	$239,468
Net (income) loss attributable to noncontrolling interest	—	$—	—	$—	$(7,869)
Net income (loss) attributable to the Successor/Predecessor shareholder’s	$(3,630)	$(6,491)	$(10,669)	$(7,174)	$231,599
Other comprehensive loss:
Unrealized gain (loss) on securities	73	826	(215)	$826	$940
Comprehensive income (loss) attributable to Successor/Predecessor shareholder’s	$(3,557)	$(5,665)	$(10,884)	$(6,348)	$232,539
Net income (loss) per Common/Ordinary Share – basic
Income (loss) from continuing operations attributable to the Successor/Predecessor shareholders	$(0.41)	$(2.17)	$(1.59)	$(2.40)	$4.13
Discontinued operations attributable to the Successor/Predecessor shareholders	—	—	—	—	(0.20)
Income (loss) attributable to the Successor/Predecessor shareholders	$(0.41)	$(2.17)	$(1.59)	$(2.40)	$3.93
Net income (loss) per Common/Ordinary Share – diluted
Income (loss) from continuing operations attributable to the Successor/Predecessor shareholders	$(0.41)	$(2.17)	$(1.59)	$(2.40)	$(0.06)
Discontinued operations attributable to the Successor/Predecessor shareholders	—	—	—	—	(0.17)
Income (loss) attributable to the Successor/Predecessor shareholders	$(0.41)	$(2.17)	$(1.59)	$(2.40)	$(0.23)
Weighted average Common Stock/Ordinary Shares outstanding - basic	8,900,648	2,987,735	6,711,052	2,987,735	59,000,832
Weighted average Common Stock/Ordinary Shares outstanding - diluted	8,900,648	2,987,735	6,711,052	2,987,735	69,171,400